Exhibit 99.15

Johnson & Johnson Reports 2012 Fourth-Quarter and Full-Year Results:

2012 Fourth-Quarter Sales of $17.6 Billion increased 8.0%; EPS was $0.91
2012 Full-Year Sales of $67.2 Billion increased 3.4%; Full-Year EPS was $3.86
Excluding Special Items, 2012 Fourth-Quarter EPS was $1.19, an increase of 5.3%*
And 2012 Full-Year EPS was $5.10, an increase of 2.0%*

New Brunswick, NJ (January 22, 2013) - Johnson & Johnson today announced sales of $17.6 billion for the fourth quarter of 2012, an increase of 8.0% as compared to the fourth quarter of 2011. Operational results increased 9.3% and the negative impact of currency was 1.3%. Domestic sales increased 6.8%, while international sales increased 8.9%, reflecting operational growth of 11.2% and a negative currency impact of 2.3%. Sales for the fourth quarter of 2012 included the impact of the recently completed acquisition of Synthes, Inc., which contributed 5.6% to worldwide operational sales growth, net of the divestiture of the DePuy trauma business. Worldwide sales for the full-year 2012 were $67.2 billion, an increase of 3.4% versus 2011. Operational sales increased 6.1% and the negative impact of currency was 2.7%. Domestic sales increased 3.2%, while international sales increased 3.5%, reflecting operational growth of 8.4% and a negative currency impact of 4.9%. Sales for the full-year 2012 included the impact of the recently completed acquisition of Synthes, Inc., which contributed 3.1% to worldwide operational sales growth, net of the divestiture of the DePuy trauma business.
Net earnings and diluted earnings per share for the fourth quarter of 2012 were $2.6 billion and $0.91, respectively.** Fourth-quarter 2012 net earnings included after-tax special items of $0.8 billion, primarily related to an increase in the litigation accrual and program costs associated with the DePuy ASRTM Hip, in-process research and development, and integration and transaction costs related to the acquisition of Synthes, Inc.

Fourth-quarter 2011 net earnings reflect after-tax special items of $2.9 billion as detailed in the accompanying reconciliation of non-GAAP financial measures. Excluding these special items for both periods, net earnings for the current quarter were $3.4 billion and diluted earnings per share were $1.19, representing increases of 7.9% and 5.3%, respectively, as compared to the same period in 2011.*
Net earnings and diluted earnings per share for the full-year 2012 were $10.9 billion and $3.86, respectively.** Full-year net earnings reflect after-tax special items of $3.5 billion in 2012 and $4.2 billion in 2011 as detailed in the accompanying reconciliation of non-GAAP financial measures. Excluding these special items in both periods, net earnings for the full-year 2012 were $14.3 billion and diluted earnings per share were $5.10, representing increases of 3.4% and 2.0%, respectively, as compared with the full year of 2011.*
“Johnson & Johnson delivered solid results in 2012 reflecting continued sales momentum in many parts of our business driven by our focus on delivering meaningful innovation in health care to patients and customers. Our results included strong growth of key products, successful new product launches, and the addition of Synthes to our family of companies,” said Alex Gorsky, Chairman and Chief Executive Officer. “In addition, we continued to make important investments building strategic partnerships and in advancing our pipeline, positioning us well for delivering sustainable growth as we enter 2013. I would also like to thank our talented colleagues at Johnson & Johnson for their extraordinary achievements in helping advance health and well-being for patients and customers around the world.”
The Company announced earnings guidance for full-year 2013 of $5.35 to $5.45 per share, which excludes the impact of special items.
Worldwide Consumer sales of $14.4 billion for the full-year 2012 represented a decrease of 2.9% versus the prior year, consisting of an operational increase of 0.5% and a negative impact from currency of 3.4%. Domestic sales decreased 2.0%; international sales decreased 3.4%, which reflected an operational increase of 1.9% and a negative currency impact of 5.3%.
Positive contributors to operational results were sales of upper respiratory over-the-counter products; international sales of LISTERINE® oral care products; and U.S. sales of NEUTROGENA® skin care products.

Worldwide Pharmaceutical sales of $25.4 billion for the full-year 2012 represented an increase of 4.0% versus the prior year with an operational increase of 6.8% and a negative impact from currency of 2.8%. Domestic sales increased 0.3%; international sales increased 7.9%, which reflected an operational increase of 13.6% and a negative currency impact of 5.7%.
Primary contributors to operational sales growth were REMICADE® (infliximab), a biologic approved for the treatment of a number of immune-mediated, inflammatory diseases; VELCADE® (bortezomib), a treatment for multiple myeloma; PREZISTA® (darunavir), a treatment for HIV; and a number of recently launched products.
The strong sales results of recently launched products included ZYTIGA® (abiraterone acetate), an oral, once-daily medication for use in combination with prednisone for the treatment of metastatic, castration-resistant prostate cancer; INVEGA® SUSTENNA®/XEPLION® (paliperidone palmitate), a once-monthly, long-acting, injectable atypical antipsychotic for the acute and maintenance treatment of schizophrenia in adults; international sales of INCIVO® (telaprevir), a direct acting antiviral protease inhibitor, for the treatment of genotype-1 chronic hepatitis C virus, in combination with peginterferon alfa and ribavirin, in adults; STELARA® (ustekinumab), a biologic approved for the treatment of moderate to severe plaque psoriasis; XARELTO® (rivaroxaban), an oral anticoagulant; and SIMPONI® (golimumab), a biologic approved to treat adults with moderate to severe rheumatoid arthritis, psoriatic arthritis, and ankylosing spondylitis.
Sales results were negatively impacted by generic competition for LEVAQUIN® (levofloxacin), a treatment for bacterial infections and the manufacturing suspension at a third party supplier for DOXIL® (doxorubicin HCl liposome injection)/CAELYX® (pegylated liposomal doxorubicin hydrochloride), a medication to treat ovarian and other cancers.
During the quarter, the U.S. Food and Drug Administration (FDA) granted accelerated approval for SIRTURO™ (bedaquiline) tablets for the treatment of pulmonary multi-drug resistant tuberculosis as part of combination therapy in adults. The FDA and the European Commission also approved an expanded indication for ZYTIGA® (abiraterone acetate), in combination with prednisone, allowing for the use before chemotherapy in the treatment of metastatic castration-resistant disease.

In November, the FDA approved XARELTO® (rivaroxaban), an oral anticoagulant, for the treatment of deep vein thrombosis (DVT) and/or pulmonary embolism (PE), and to reduce the risk of recurrence of DVT and PE following initial treatment. In addition, the FDA approved a new 800mg tablet of PREZISTA® (darunavir) for once daily oral administration for the treatment of human immunodeficiency virus (HIV-1) in treatment-naive and treatment-experienced adult patients with no darunavir resistance-associated mutations.
Also during the quarter, a New Drug Application was submitted to the FDA seeking approval for a fixed-dose therapy combining canagliflozin and immediate release metformin to treat patients with type 2 diabetes. Additional submissions included a supplemental Biologics License Application to the FDA and a Type II Variation to the European Medicines Agency requesting approval of STELARA® (ustekinumab) for the treatment of adult patients with active psoriatic arthritis.
Worldwide Medical Devices and Diagnostics sales of $27.4 billion for the full-year 2012 represented an increase of 6.4% versus the prior year with an operational increase of 8.7% and a negative impact from currency of 2.3%. Domestic sales increased 8.7%; international sales increased 4.5%, which reflected an operational increase of 8.6% and a negative currency impact of 4.1%. Sales included the impact of the recently completed acquisition of Synthes, Inc., which contributed 7.9% to worldwide operational sales growth, net of the divestiture of the DePuy trauma business.
Primary contributors to operational growth were sales from the recently completed acquisition of Synthes, Inc. in the Orthopaedics business; a number of products in the Specialty Surgery business; Biosense Webster's electrophysiology products in the Cardiovascular Care business; and Vistakon's disposable contact lenses.
During the quarter, the FDA approved EVARREST™ Fibrin Sealant Patch, a novel product that rapidly and reliably aids in stopping problematic bleeding during surgery. The FDA also approved the S.M.A.R.T.® CONTROL® Vascular Stent Systems for use in the superficial femoral artery and/or the proximal popliteal artery.

     About Johnson & Johnson
Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 128,000 employees at more than 250 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

* Net earnings and diluted earnings per share attributable to Johnson & Johnson, excluding special items, are non-GAAP financial measures and should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the financial schedules accompanying this press release and can be found in the Investor Relations section of the Company's website at www.investor.jnj.com.
** Net earnings and diluted earnings per share attributable to Johnson & Johnson.
NOTE TO INVESTORS

Johnson & Johnson will conduct a meeting with members of the investment community to discuss this news release today at 8:30 a.m., Eastern Time. A simultaneous webcast of the meeting for investors and other interested parties may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.

Copies of the financial schedules accompanying this press release are available at www.investor.jnj.com/historical-sales.cfm.  These schedules include supplementary sales data, condensed consolidated statements of earnings, and sales of key products/franchises.  Additional information on Johnson & Johnson, including a pharmaceutical pipeline of selected compounds in late stage development and medical devices and diagnostics pipeline of selected products, can be found on the Company's website at www.jnj.com

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson.  Risks and uncertainties include, but are not limited to, general industry conditions and competition; economic factors, such as interest rate and currency exchange rate fluctuations; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; challenges to patents; significant adverse litigation or government action; impact of business combinations; financial distress and bankruptcies experienced by significant customers and suppliers; changes to governmental laws and regulations and domestic and foreign health care reforms; trends toward health care cost containment; increased scrutiny of the health care industry by government agencies; changes in behavior and spending patterns of purchasers of health care products and services; financial instability of international economies and sovereign risk; disruptions due to natural disasters; manufacturing difficulties or delays; and product efficacy or safety concerns resulting in product recalls or regulatory action. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended January 1, 2012.  Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.investor.jnj.com or on request from Johnson & Johnson.  Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)